LOAN AGREEMENT

THIS AGREEMENT (the "Agreement") dated as of June 10, 2014 is made by and between

HCi VioCare, a company incorporated pursuant to the law of the State of Nevada, U.S.A. with company registration number E0214052007-4 and having an office at Centrum Offices, 38 Queen Street, Glasgow, GI 3DX, Scotland, UK (the "Borrower");

and

SOTIRIOS LEONTARITIS, of 46 Sokratous street, Paleo Faliro, 17562 Athens, Greece, (the "Lender")

NOW IT IS HEREBY AGREED as follows:

1. **The Facility**

The Lender agrees to provide the Borrower a loan facility (hereinafter referred to as the **"Facility")** of a total amount of **one hundred thousand Euros (€100,000.00)** with an annual interest of one per cent (1%), and the Borrower agrees to repay the Facility within two (2) years from the date of this agreement.

2. **Purpose**

The Facility is provided to Borrower by the Lender in order to provide general working capital and to allow the Borrower to effectuate its business plan.

3. **Prepayment:**

Borrower has the right to pay back the whole amount of the Facility at any time.

4. **Default**

If for any reason the Borrower fails to repay the Facility on the due date, Borrower shall be in default. Upon default the Lender has the right to convert the Facility into shares of the common stock of the Borrower at Three Cents in the lawful currency of the United States (USD$0.03) per share. Lender has the right of conversion at any time during the term of this Agreement.

5. **Assignation**

Neither Party shall be entitled to assign the benefit or burden of this Agreemet without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

6. **Notices**

Any notices required to be given pursuant to this Agreement shall be in writing and shall be hand delivered or sent by certified e-mail (return receipt requested) and by confirming letter sent by first class registered mail (or its equivalent) posted within twenty four (24) hours of the said e-mail to the address (and e-mail address) and for the attention of the relevant Party, as set out below (or otherwise notified). Any such notice shall be deemed to have been received twenty-four (24) hours after the time of dispatch to the e-mail in question.

The Borrower: For the attention of: Nikolaos Kardaras
Centrum Offices, 38 Queen Street, Glasgow, GI 3DX, Scotland, UK

E-mail: legal@viocare.eu

The Lender: For the attention of: Sotirios Leontaritis
46 Sokratous street, Paleo Faliro 17562, Athens, Greece

E-mail: leosot@viocare.eu

7. **Governing Law**

This Agreement shall be governed by, and is to be construed in accordance with, the laws of the state of Nevada, and the courts of Nevada will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be signed as follows:

HCi VioCare
a Nevada corporation

By:____________________
Name: Nikolaos Kardaras
Title: Director

____
SOTIRIOS LEONTARITIS